Exhibit 99.1

Consent of Citigroup Global Markets Inc.

We hereby consent to (1) the inclusion of our opinion letter, dated July 25, 2021, to the Board of Directors of Old Second Bancorp, Inc. (“Old Second”) as Annex B, (2) the description of such opinion letter and the references to our name under the captions entitled “Summary—Opinion of Old Second’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Old Second Board of Directors and Reasons for the Merger”, “The Merger—Opinion of Old Second’s Financial Advisor”, “The Merger—Certain Unaudited Prospective Financial Information” and “Annex B: Opinion of Citigroup Global Markets Inc., financial advisor to Old Second” in the joint proxy statement/prospectus relating to the proposed merger involving Old Second and West Suburban Bancorp, Inc. (“West Suburban”), which joint proxy statement/prospectus forms a part of the registration statement of Old Second on Form S-4 (the “Registration Statement”), and (3) the filing of this consent as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Citigroup Global Markets, Inc.

New York

October 1, 2021